Exhibit 99.1

Inspire Medical Systems, Inc. Announces Third Quarter 2019 Financial Results
and Increases 2019 Outlook

MINNEAPOLIS, Minnesota - November 5, 2019 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, reported financial results for the quarter ended September 30, 2019.

Recent Business Highlights
•Achieved revenue of $20.9 million in the third quarter of 2019, a 60% increase over the same quarter last year
•Activated 21 new U.S. medical centers in the third quarter of 2019, bringing the total to 266 U.S. medical centers implanting Inspire therapy
•Created seven new territories, bringing the total to 66 U.S. territories
•Announced eight new positive coverage policies since July 1, 2019, adding coverage for 59 million lives and bringing total covered lives to 145 million
•Announced six draft Medicare Local Coverage Determinations ("LCDs") proposing coverage of Inspire therapy

“We remain focused on generating positive and consistent therapy outcomes for patients,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “We continue to execute on our balanced commercial growth strategy, which is primarily focused on the U.S. market, with the objective of first, increasing patient flow at existing centers, and second, training and opening new medical centers. Along with further improvements in reimbursement, including Medicare and commercial plans, a growing body of clinical evidence, and a strong balance sheet, we are confident that we remain well-positioned for long-term success.”

The Company announced several additional independent coverage policies during the quarter. Inspire now has 45 coverage policies, including four not previously disclosed, representing a total of approximately 145 million members under policy in the U.S. In addition, six Medicare Administrative Contractors issued draft LCDs during the quarter, covering 44 states.

“We are extremely pleased with the significant revenue growth and expanded gross margins we delivered in the third quarter of 2019,” added Mr. Herbert. “Enhanced patient flow at existing centers, as well as opening 21 new medical centers during the third quarter, which is above our prior guidance, drove our top-line growth. We also created seven new U.S. territories during the quarter, and expect that these new centers and territories will have a beneficial impact on our long-term growth.”

Third Quarter 2019 Financial Results

Revenue was $20.9 million for the three months ended September 30, 2019, a 60% increase from $13.1 million in the corresponding period in the prior year. U.S. revenue for the quarter was $18.6 million, an increase of 65% over the prior year quarter. Third quarter European revenue was $2.2 million, an increase of 27% over the third quarter of 2018.

Gross margin was 83.4% for the three months ended September 30, 2019, compared to 81.1% for the corresponding prior year period. Gross margins improved due to the introduction of the new sensing lead in the U.S. in February 2019, which has a higher gross margin than the previous sensor.

Operating expense was $26.1 million for the third quarter of 2019, as compared to $15.2 million in the corresponding prior year period, an increase of 71%. This increase was primarily due to higher employee-related expenses resulting from the expansion of our U.S. and European sales organizations, as well as increased direct-to-patient marketing programs, continued product development efforts, and general corporate costs.

Net loss was $8.2 million for the third quarter of 2019, as compared to $4.7 million in the corresponding prior year period. The diluted net loss per share for the third quarter of 2019 was $0.34 per share, as compared to $0.22 in the prior year period.

As of September 30, 2019, cash, cash equivalents and investments were $161.2 million, compared to $188.2 million at December 31, 2018.

Full Year 2019 Guidance

Inspire increased full year 2019 revenue guidance to be in the range of $78 million to $79 million, representing growth of approximately 54% to 56% over full year 2018 revenue of $50.6 million. Gross margin for the full year 2019 is now expected to be in the range of 82% to 83%. This compares to the prior revenue guidance of $73 million to $75 million and gross margin guidance of 81% to 83%.

In addition, Inspire increased its guidance on opening new U.S. medical centers to a range of 15 to 17 in the fourth quarter, compared to the prior guidance of 12 to 14 centers per quarter. Inspire maintains its guidance of adding four to five new territories in the fourth quarter.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, November 5, 2019, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, November 5th at 5:00 p.m. Eastern Time:
Domestic:   877-407-0792
International:   201-689-8263
Conference ID:   13695274
Webcast:   http://public.viavid.com/index.php?id=136408

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding our commercial growth strategy, full year 2019 financial outlook, our expectations to add new U.S. medical centers and Territory Managers per quarter in 2019 and the impact of such additions, future positive insurance coverage of Inspire therapy and improvements in market access. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; risks related to our ceasing to qualify as a smaller reporting company or an emerging growth company; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$20,862	$13,054	$55,144	$34,034
Cost of goods sold	3,456	2,467	9,404	6,863
Gross profit	17,406	10,587	45,740	27,171
Operating expenses:
Research and development	3,623	1,771	9,072	5,236
Selling, general and administrative	22,434	13,465	62,272	37,416
Total operating expenses	26,057	15,236	71,344	42,652
Operating loss	(8,651)	(4,649)	(25,604)	(15,481)
Other (income) expense:
Interest income	(903)	(641)	(3,025)	(1,049)
Interest expense	529	680	1,589	2,615
Other (income) expense, net	(30)	5	(5)	3
Total other (income) expense	(404)	44	(1,441)	1,569
Loss before income taxes	(8,247)	(4,693)	(24,163)	(17,050)
Income taxes	—	—	—	—
Net loss	(8,247)	(4,693)	(24,163)	(17,050)
Other comprehensive loss:
Unrealized gain (loss) on investments	39	(26)	142	(26)
Total comprehensive loss	$(8,208)	$(4,719)	$(24,021)	$(17,076)
Net loss per share, basic and diluted	$(0.34)	$(0.22)	$(1.02)	$(1.40)
Weighted average common shares used to compute net loss per share, basic and diluted	23,940,430	21,361,739	23,713,705	12,137,512

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$48,044	$97,288
Investments, short-term	103,558	90,922
Accounts receivable, net	10,985	6,667
Inventories	4,675	2,667
Prepaid expenses and other current assets	3,200	1,734
Total current assets	170,462	199,278
Investments, long-term	9,625	—
Property and equipment, net	2,757	802
Other non-current asset	381	—
Total assets	$183,225	$200,080
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,838	$3,429
Accrued expenses	7,865	7,726
Total current liabilities	12,703	11,155
Notes payable	24,468	24,926
Total liabilities	37,171	36,081
Stockholders' equity:
Common Stock,$0.001 par value per share; 200,000,000 shares authorized at September 30, 2019 and December 31, 2018; 24,038,369 and 23,401,675 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	24	23
Additional paid-in capital	317,016	310,941
Accumulated other comprehensive income (loss)	90	(52)
Accumulated deficit	(171,076)	(146,913)
Total stockholders' equity	146,054	163,999
Total liabilities and stockholders' equity	$183,225	$200,080